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                     ALR TECHNOLOGIES INC.
                       15446 Bel-Red Road
                           Suite 310
                Redmond, Washington   98052-5507
                         (425) 376-2578




August 23, 1999


Ms. Michele M. Anderson, Esq.
Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, NW
Mail Stop 3-5
Washington, DC   20549


RE:  ALR Technologies Inc.
     Form 10-SB
     File No. 000-26501

Dear Ms. Anderson:

     Pursuant to your letter of comments dated July 23, 1999, please be advised that ALR Technologies Inc. (the "Company") hereby requests that its Form 10-SB be withdrawn from registration at this time for the reason that the Company is unable to complete responses to your letter of comments prior to August 25, 1999.

     Thank you for your cooperation.

                              Your truly,

                              ALR TECHNOLOGIES INC.


                              BY:  /s/ Greg Rae
                                   Greg Rae, Vice President